Exhibit 99.1

COMPANY CONTACT:

Bonnie Ortega, Investor Relations

CardioDynamics

800-778-4825, Ext. 1005

bonnie@cdic.com

Irene Paigah, Media Relations

CardioDynamics

800-778-4825, Ext. 1012

ip@cdic.com

CardioDynamics Acquires Vermed, a Leader in Electrode Technology

Acquisition Expected to be Accretive to EPS in Fiscal 2004

SAN DIEGO, CA—March 23, 2004—CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today announced it has acquired privately-held Vermed, the electrode division of Vermont Medical, Inc., the leading independent manufacturer of electrocardiograph (ECG) electrodes in the United States. Under the terms of the acquisition, CardioDynamics paid Vermont Medical, Inc. a total purchase price of $16.5 million, including $12 million of cash and $4.5 million of CardioDynamics common stock (approximately 746,000 shares). CardioDynamics funded the cash portion of the transaction out of its existing cash balance combined with borrowing under a $7 million term loan with Comerica Bank. The Company expects the Vermed acquisition to be accretive to its earnings during the balance of fiscal 2004.

Recurring sensor revenue accounted for 17% of CardioDynamics’ total revenues in fiscal 2003, and is projected to increase to over 30% in fiscal 2004 with the acquisition of Vermed. In 2005, previously anticipated sensor revenue of 23% is now projected to increase to approximately 37%.

“Vermed is an excellent strategic, financial, and operational fit that we believe will demonstrate immediate value to our shareholders, partners, and customers. In addition to cost, design and manufacturing synergies, the acquisition will enhance the intellectual property of CardioDynamics’ ICG sensor technology, increase the recurring sensor revenue mix of our business, and improve predictability of operating results,” stated Michael K. Perry, Chief Executive Officer of CardioDynamics. “We welcome the Vermed team to CardioDynamics and are enthusiastic about leveraging our respective talents, technologies and product lines through a combination of our businesses. This acquisition builds on the strong organic growth of our core ICG business and is an important step in our ongoing initiative to accelerate revenue and earnings growth to create additional shareholder value.”

Vermed is the leading independent supplier of disposable electrodes and related supplies utilized in ECG and other diagnostic procedures. Founded in 1978 and profitable since 1979, Vermed has developed an excellent reputation for providing top-quality electrodes to a diverse client base of over 3,800 medical suppliers, facilities and physicians. The company has 65 employees and manufactures and packages all electrodes at a single 60,000 square foot, FDA-registered, and ISO 9001 certified facility in Bellows Falls, Vermont. Vermed will operate as a wholly-owned subsidiary of CardioDynamics.

Conference Call:

Michael K. Perry, Chief Executive Officer, will discuss the details of the acquisition on the Company’s first quarter 2004 earnings conference call today at 4:30 p.m. (EST). To access the conference call, dial 800-346-7359 (Code 7784). International participants may call 973-528-0008 (Code 7784). A replay of the call will be available for two weeks following the call at 800-332-6854 (Code 7784). The international replay number is 973-528-0005 (Code 7784). The call will also be webcast at http://www.irconnect.com/primecast/04/q1/cdic_1q2004.html.

About CardioDynamics:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company’s BioZ Systems are being used by leading physicians around the world to help battle the number one killer of men and women – cardiovascular disease. Partners include GE Medical Systems Information Technologies and Philips Medical Systems. The worldwide market potential for BioZ products is estimated to be $5 billion and an additional $800 million in recurring annual revenue for sensors. For additional information or to request an investor package, please refer to the company’s Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as market size, potential, growth and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks including the Company’s sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company’s filings with the SEC, including its 2003 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.